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                                                                    Exhibit 99.2

NVR, INC. ANNOUNCES CONSENT SOLICITATION

FOR IMMEDIATE RELEASE                           CONTACT:  Paul Columbus
                                                OFFICE:  703-761-2414


October 25, 2000 -- McLean, VA -- NVR, Inc. (AMEX: NVR) today announced that it is soliciting consents from holders of its 8% Senior Notes due 2005 (the "Notes") to amend the indenture governing the Notes. The consent solicitation will expire at 5:00 p.m. New York City time on November 13, 2000, unless extended by NVR.

If the requisite consents are received (at least a majority in aggregate principal amount of Notes that are deemed outstanding) and the supplemental indenture effecting the amendment is executed, NVR will make a payment equal to 1% of the principal amount of the Notes ($10 in cash for each $1,000 principal amount of Notes) to each holder of Notes whose consent is received and accepted prior to the expiration date. The record date of the consent solicitation is October 25, 2000. NVR will pay this fee promptly after the execution of a supplemental indenture and the expiration of the consent solicitation. NVR may terminate or amend the consent solicitation at any time prior to the expiration date.

The purpose of the consent solicitation is to permit NVR to amend the indenture governing the Notes in order to provide NVR with greater flexibility to continue to repurchase shares of its outstanding common stock as part of its strategy of maximizing shareholder value.

The detailed terms and conditions of the consent solicitation are contained in the consent solicitation statement dated October 25, 2000. Holders of Notes can obtain copies of this statement and related material from the information agent for the consent solicitation, Georgeson Shareholder Communications Inc., at 800-223-2064 (toll free) or 212-440-9800 (collect for banks and brokers). Credit Suisse First Boston Corporation is acting as Solicitation Agent for the transaction. Questions regarding the solicitation can be addressed to Credit Suisse First Boston Corporation at 800-922-9004 (x7179) or (800) 820-1653.

NVR, Inc., headquartered in McLean, Virginia, is one of the largest homebuilders in the United States with operations in Virginia, Maryland, Pennsylvania, New York, North Carolina, South Carolina, Ohio, New Jersey, Delaware and Tennessee.